Exhibit 99.1
MAJESCO ENTERTAINMENT COMPANY REPORTS FIRST QUARTER
2009 FINANCIAL RESULTS

- Delivers Significant Increase in Revenue and Profitability -
- Increases Fiscal 2009 Guidance -
- Net Revenues Increased More Than 75% to $32.8M -
- Net Income Increased 54% to $4.2M or $0.15 per Share -
EDISON, N.J. — March 11, 2009 — Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of video games for the mass market, today reported financial results for the first quarter ended January 31, 2009.
For the first quarter ended January 31, 2009, Majesco’s net revenues increased 75.8 percent to $32.8 million versus $18.7 million in the same period a year ago. During this same period, the Company reported operating income of $3.7 million compared to operating income of $2.4 million in the first quarter of 2008. Net income for the quarter was $4.2 million versus net income of $2.7 million in 2008. The Company’s basic and diluted earnings per share for the quarter were $0.15 compared to $0.10 in the same period last year.
Results for the first quarter of 2009 include $0.4 million of non-cash compensation; a loss of $0.1 million related to a change in the fair value of warrants; a $0.1 million charge related to settlement of litigation; and $1.1 million of net proceeds from the sale of rights to a state tax operating loss carryforward. Results for the first quarter of 2008 include $0.4 million of non-cash compensation; a gain of $0.5 million related to a change in the fair value of warrants; and a $0.3 million gain related to settlement of litigation. Non-GAAP operating income for the first quarter of 2009 was $4.3 million and $2.5 million for 2008. Non-GAAP net income was $3.7 million for the first quarter of 2009, and $2.3 million for the same period in 2008.
Jesse Sutton, Chief Executive Officer of Majesco, said, “We had a terrific holiday season as reflected by our outstanding financial performance in the first quarter and our best quarter since implementing our casual gaming strategy three years ago. Revenue for the quarter grew more than 75 percent to $32.8 million and net income increased 54 percent to $4.2 million, which further demonstrates our ability to execute on our strategy and convert revenue growth into bottom-line returns. Our success was driven by strong demand across our product line, specifically for our Cooking Mama titles and the newly released Jillian Michaels’ Fitness Ultimatum 2009, which has become a hit with approximately 500,000 copies sold to date. We are well positioned to capitalize on the increasing demand for family friendly mass market games, the fastest growing segment of the industry, which in part is being driven by the success of Nintendo’s platforms. We are focused on the right market, have the right strategy and have a proven management team that is delivering profitable growth and building value for our shareholders.”
Generally Accepted Accounting Principles (GAAP) and Non-GAAP Metrics
To facilitate a comparison between the three months ended January 31, 2009 and 2008, the Company has presented both GAAP and Non-GAAP financial results. GAAP financial measures, including operating income, net income, and basic and diluted earnings per share, have been adjusted to report certain Non-GAAP financial measures.
These Non-GAAP financial measures exclude the following items from the Company’s unaudited condensed consolidated statements of operations:
➢	Expenses related to non-cash compensation

➢	Net proceeds from sale of income tax net operating loss carryforwards

➢	Settlement charges related to the settlement of class action litigation

➢	Change in fair value of warrants
These Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
For more information on these Non-GAAP financial measures, please see the tables in this release captioned “Reconciliation of GAAP and Non-GAAP Financial Measures” which includes a reconciliation of the Non-GAAP to the GAAP results.
Comparison of Three Months Ended January 31, 2009 to January 31, 2008
— Net revenue was $32.8 million in 2009, compared to $18.7 million in 2008. The increase was due primarily to strong sales across the company’s product line, specifically the Cooking Mama franchise and Jillian Michaels’ Fitness Ultimatum 2009.
— Domestic revenue increased 72.1 percent and international revenue increased as well.

— 96.7 percent of revenue came from domestic sales with 3.3 percent from international. This compares to the first quarter of 2008 when 98.8 percent of revenue came from domestic sales with 1.2 percent from international. The year ago period reflects a strong domestic performance and the release of a number of international titles shifting into the second quarter of 2008.
— Gross margin was 36.1 percent, compared to 40.2 percent in 2008. Gross margin for the period was impacted by higher royalties and development costs.
— The GAAP operating income was $3.7 million, compared to 2008 operating income of $2.4 million. Non-GAAP 2009 operating income was $4.3 million, compared to non-GAAP operating income of $2.5 million in 2008.
— GAAP operating income for 2009 included a $0.1 million non-cash charge related to the settlement of class action litigation, compared to a $0.3 million non-cash gain on settlement of liabilities and other gains in 2008.
— GAAP net income was $4.2 million or $0.15 per share, compared to 2008 net income of $2.7 million, or $0.10 per share. Non-GAAP net income was $3.7 million, or $0.13 per share, compared to non-GAAP net income of $2.3 million, or $0.08 per share.
— GAAP net income for 2009 included a $0.1 million charge related to the increase in value of warrants and a $1.1 million gain related to the sale of the New Jersey tax loss carryforward. GAAP net income for 2008 included a $0.5 million gain related to the change in fair value of the warrants.
Announced Product Line-up
Second Quarter 2009 ending April 30, 2009:
All of the following titles have been or are expected to be released in North America during the Company’s second quarter:
— Gardening Mama for DS stars Mama from the multi-million selling Cooking Mama franchise and is the first gardening game available on DS. Gardening Mama transforms the stylus into a universal gardening tool that players will use to plant, nurture and harvest flowers, fruits and vegetables. A playable demo is currently available through May in the Nintendo download station at 10,000 retailers nationwide.
— Math Blaster in the Prime Adventure for DS is inspired by the original hit PC game from Knowledge Adventure that makes learning fun by combining a variety of adventure-based learning games with challenging mathematic puzzles and the unique capabilities of Nintendo DS.
— Major Minor’s Majestic March for Wii marks the return of the creative team behind the renowned PaRappa the Rapper franchise—legendary game designer and multimedia musician

Masaya Matsuura and famed New York artist Rodney Alan Greenblat. The game turns the Wii Remote into a “special” baton the bandleader Major Minor uses to keep tempo, recruit new band members and pick up valuable items, while marching through whimsical locations.
— Escape the Museum for Wii is based on the popular online hidden object game that challenges players to rescue museum artifacts and find their missing daughter in a museum devastated by an earthquake.
— Rollin’ Rascals for DS is an addictive puzzler that challenges players to roll adorable round pets around obstacles and into identical pairs to clear them from the game board.
— Powerbike for DS is an intense motorcycle racer that features death-defying stunts, intense police chases and competitive multiplayer modes.
— Puffins Island Adventure for DS lets players experience life as part of a Puffin flock as they fly, dive, swim, explore and start a family in this fun and educational experience focused on one of nature’s more unusual and endearing sea birds.
Fiscal 2009
To date, the Company has announced the following titles that are expected to be released during the rest of fiscal 2009:
— Drama Queens for DS tasks players with juggling their love life, career and friendships as they compete in a popularity contest set within a virtual 3D board game.
— Go Play Lumberjacks for Wii is the first game in Majesco’s recently announced Go Play line of motion-based, family friendly Wii titles that lets players use the Wii Remote to chop, climb, saw and logroll to victory in 5 entertaining events that include support for the Wii Balance Board accessory.
— Go Play Circus Star for Wii is the second game in Majesco’s recently announced Go Play line that includes a full collection of all-time favorite circus attractions. Featuring support for the Wii Balance Board accessory, the game lets players wow the crowd with death-defying stunts, animal tricks and sleight of hand in 15 different events.
— Go Play City Sports for Wii is the third game in Majesco’s new Go Play line that recreates the experience of playing sports in a vast urban playground where manhole covers double as home plate. This all-new sports compilation allows players to compete against the best neighborhood athletes in six classic games, including stickball, kickball, handball, rooftop hockey, shootout soccer and jump rope.
— Marker Man Adventures for DS is a unique game based on drawing and physics challenges in which players maneuver the charming stick figure, Marker Man, through a myriad of scrolling world puzzles in his attempt to find his best friend, Doodle Dog.

— Hot ‘n’ Cold for DS is the first fully 3D hunt and find adventure game for the handheld. Players use the innovative Hot ‘n’ Cold meter as a guide to discovery of hundreds of missing objects.
— Our House: Party! for Wii turns the Wii Remote into the ultimate home renovating tool that lets up to four players compete party style to build their own personalized trophy home that they can then share with friends via WiiConnect24.
— Our House for DS is the second game from Majesco Studios Santa Monica. This companion game to the Wii version lets players work as contractors and then use their work-for-hire earnings to design, build and decorate their own personalized home.
— A Boy and His Blob for Wii is a rebirth of the NES classic that expands upon the original platform adventure and features groundbreaking hand drawn and painted animation technology. By feeding the blob jelly beans, players can activate his special abilities to transform him into tools that help the pair solve puzzles, defeat monsters and escape danger.
Fiscal 2009 Outlook
The Company increased its outlook for fiscal 2009 full year net revenue to $75.0 to $80.0 million from its previous outlook provided on January 13, 2009 of full year net revenue in excess of $70.0 million. The Company expects earnings per share to be between $0.10 and $0.14 for the same period. The guidance reflects both the success of the first quarter, and the costs of the investments it is making to support and extend the Mama franchise and to build out its brand with the “Go Play” line. In the difficult-to-predict market environment, it would be premature to increase guidance further until management gets further visibility next quarter. The Company believes that its mix of international revenues for fiscal 2009 will increase slightly from the previous year. The Company’s guidance assumes the release of approximately 31 titles in 2009 with approximately 15 Wii and 16 DS titles. The Company’s results are also impacted by seasonality from the December holiday period and variability based on release schedules.
Conference Call
At 4:30 PM ET today, management will host an earnings conference call. To access the call in the U.S., please dial 1-877-317-6701 and international callers please dial 1-412-317-6701. The access code for the call is 4881586. Please dial in approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the “Investor Info” section of the Company’s Web site at http://www.majescoentertainment.com. In addition, a replay of the call will be available via telephone for seven days beginning approximately two hours after the call. To listen to the telephone replay in the U.S., please dial 1-877-344-7529 and for international callers, dial 1-412-317-0088. Enter access code 4881586.
About Majesco Entertainment Company

Majesco Entertainment Company is a provider of video games for the mass market. Building on 22 years of operating history, Majesco is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Cooking Mama(TM) and Cake Mania®2 for Nintendo DS(TM), and Cooking Mama World Kitchen and Jillian Michaels’ Fitness Ultimatum 2009 for Wii(TM). Majesco’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com.
Safe Harbor
Some statements set forth in this release, including the estimates under the headings “Outlook” contain forward-looking statements that are subject to change. Statements including words such as “anticipate”, “believe”, “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, the availability of an adequate supply of current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii(TM) platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; final resolution of the class action and other litigation on terms acceptable to the Company, and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2008. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
# # #

For more information, please contact:

John Gross	Mike Smargiassi/Denise Roche
Chief Financial Officer	Brainerd Communicators, Inc.
Majesco Entertainment Company	212-986-6667
732-225-8910

MAJESCO ENTERTAINMENT 2008 & 2009 RELEASE SCHEDULE*
2008 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Furu Furu Park Wii, $19.99	Wild Earth: African Safari Wii, $29.99	Cake Mania 2 DS, $19.99	Babysitting Mania DS, $19.99
Left Brain Right Brain DS, $19.99	Eco-Creatures: Save the Forest DS, $29.99	Blast Works: Build, Trade, Destroy Wii, $39.99	Spy Fox in Dry Cereal Wii, $19.99
Mega Brain Boost DS, $19.99	Nanostray 2 DS, $29.99	Nancy Drew: Mystery of the Clue Bender Society DS, $19.99	Freddi Fish: Kelp Seed Mystery Wii, $19.99
Cooking Mama 2: Dinner with Friends DS, $29.99	Blokus Portable: Steambot Championship PSP, $19.99	Wonder World Amusement Park Wii, $39.99	Air Traffic Chaos DS, $19.99
	Pet Pals: Animal Doctor DS, $19.99		Pajama Sam in Don’t Fear the Dark Wii, $19.99
	Toy Shop DS, $19.99		Zoo Hospital Wii, $29.99
Away Shuffle Dungeon DS, $29.99
Jillian Michaels’ Fitness Ultimatum 2009 Wii, $39.99
2009 GAMES

Quarter 1	Quarter 2	Quarter 3	Quarter 4
Cooking Mama World Kitchen Wii, $49.99	Rollin’ Rascals DS, $19.99	Go Play Lumberjacks Wii, $29.99	Our House: Party! Wii, $39.99
Bananagrams Facebook, Free	Math Blaster in the Prime Adventure DS, $19.99	Go Play Circus Star Wii, $29.99	Our House DS, $19.99
FusionFall: Cartoon Network Universe PC, $19.99	Gardening Mama DS, $29.99	Drama Queens DS, $19.99	A Boy and His Blob Wii, Price TBA
Left Brain Right Brain 2 DS, $19.99	Major Minor’s Majestic March Wii, $39.99	Hot -n- Cold DS, $19.99	Go Play City Sports Wii, $29.99
Wonder World Amusement Park DS, $19.99	Escape the Museum Wii, $19.99	Marker Man Adventures DS, $19.99
Cake Mania: In the Mix! Wii, $29.99	Puffins Island Adventure DS, $19.99
Orchard PC, Price Varies	Powerbike DS, $19.99

*	Includes all released and announced titles to date. Prices subject to change for unreleased titles.

MAJESCO ENTERTAINMENT COMPANY
UNAUDITED SUPPLEMENTARY PRODUCT DATA
Net Revenue by Platform — Yearly

	FY09	FY08	FY07	FY06
	Estimate	Actual	Actual	Actual

CONSOLE:
Wii	56.5%	34.0%	19.6%	0.0%
PS2	0.0%	1.0%	6.8%	18.7%
Xbox	1.4%	0.2%	3.3%	15.7%

	57.9%	35.2%	29.7%	34.4%

HANDHELD:
DS	40.1%	61.7%	53.7%	24.4%
GBA	0.0%	0.1%	5.6%	28.0%
PSP	0.1%	1.1%	3.0%	3.4%

	40.2%	62.9%	62.3%	55.8%

OTHER	1.9%	1.9%	8.0%	9.8%

TOTAL	100.0%	100.0%	100.0%	100.0%

MAJESCO ENTERTAINMENT COMPANY
NET SALES BY PLATFORM
Net Revenue by Platform — Quarterly

	Three Months Ended		Three Months Ended
	January 31, 2009		January 31, 2008
	Net Sales	%	Net Sales	%
Console:
Wii	$21,003	64.0%	$3,704	19.8%
PS2	7	0.0%	440	2.4%
XBOX / 360	2	0.0%	9	0.0%

	21,012	64.0%	4,153	22.3%

Handheld:
DS	11,158	34.0%	14,220	76.2%
GBA	3	0.0%	29	0.2%
PSP	81	0.3%	53	0.3%

	11,242	34.3%	14,302	76.6%

Other	566	1.7%	209	1.1%

Total	$32,820	100.0%	$18,664	100.0%

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share amounts)

	Three Months Ended
	January 31,
	2009	2008
Net revenues	$32,820	$18,664

Cost of sales
Product costs	11,831	7,932
Software development costs and license fees	9,130	3,220

	20,961	11,152

Gross profit	11,859	7,512

Operating costs and expenses
Product research and development	1,293	934
Selling and marketing	4,124	2,372
General and administrative	2,505	2,008
Depreciation and amortization	69	77
Settlement of litigation and related charges, net	140	(322)

	8,131	5,069

Operating income	3,728	2,443
Other expenses (income)
Interest and financing costs, net	458	199
Change in fair value of warrants	135	(458)

Income before income taxes	3,135	2,702
Income taxes	(1,027)	—

Net income	$4,162	$2,702

Net income per share:
Basic	$0.15	$0.10

Diluted	$0.15	$0.10

Weighted average shares outstanding:
Basic	27,944,958	27,388,797

Diluted	27,944,958	27,413,681

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	January 31,	October 31,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,490	$5,505
Due from factor	4,894	—
Accounts and other receivables	728	3,032
Inventory	2,157	5,619
Capitalized software development costs and license fees	6,451	6,812
Prepaid expenses	2,166	1,956

Total current assets	26,886	22,924
Property and equipment – net	549	563
Other assets	93	83

Total assets	$27,528	$23,570

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,434	$10,697
Share based litigation settlement	1,157	1,250
Due to factor	—	983
Customer billings due under distribution agreement	954	1,487
Inventory financing payable	—	1,540
Advances from customers	86	265

Total current liabilities	15,631	16,222

Warrant liability	345	211

Stockholders’ equity:
Common stock – $.001 par value; 250,000,000 shares authorized; 30,210,037 and 30,127,950 issued and outstanding at January 31, 2009 and October 31, 2008, respectively	30	30
Additional paid in capital	102,133	101,722
Accumulated deficit	(90,010)	(94,172)
Accumulated other comprehensive loss	(601)	(443)

Total stockholders’ equity	11,552	7,137

Total liabilities and stockholders’ equity	$27,528	$23,570

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Three Months Ended
	January 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,162	$2,702
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	69	77
Change in fair value of warrants	135	(458)
Share based litigation settlement	140	(322)
Non-cash compensation expense	411	399
Amortization of software development costs and prepaid license fees	3,167	1,366
Changes in operating assets and liabilities
Due from factor – net	(5,877)	(3,342)
Other receivables	2,173	247
Inventory	3,463	1,935
Capitalized software development costs and prepaid license fees	(2,836)	(2,158)
Prepaid expenses and other	(240)	(207)
Accounts payable and accrued expenses	2,550	477
Advances from customers	(695)	397

Net cash provided by operating activities	6,622	1,113

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(56)	(68)

Net cash used in investing activities	(56)	(68)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance cost on equity financing	—	(40)
Inventory financing	(1,540)	—

Net cash used in financing activities	(1,540)	(40)

Effect of exchange rates on cash and cash equivalents	(41)	(38)

Net increase in cash	4,985	967
Cash and cash equivalents – beginning of period	5,505	7,277

Cash and cash equivalents – end of period	$10,490	$8,244

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Cash paid for interest	$459	$199

MAJESCO ENTERTAINMENT COMPANY
RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURES
(in thousands, except share amounts)
(Unaudited)

	Three Months Ended
	January 31
	2009	2008
GAAP operating income	$3,728	$2,443
Settlement of litigation and related charges, net (1)	140	(322)
Non-Cash Compensation (3)	411	399

Non-GAAP operating income	$4,279	$2,520

GAAP net income	$4,162	$2,702
Settlement of litigation and related charges, net (1)	140	(322)
Change in fair value of warrants (2)	135	(458)
Non-Cash Compensation (3)	411	399
Gain on sale of NJ state operating loss carryforwards (4)	(1,115)	—

Non-GAAP net income	$3,733	$2,321

GAAP net income per diluted share	$0.15	$0.10
Settlement of litigation and related charges, net (1)	$0.005	(0.01)
Change in fair value of warrants (2)	$0.005	(0.02)
Non-Cash Compensation (3)	0.01	0.01
Gain on sale of NJ state operating loss carryforwards (4)	(0.04)	—

Non-GAAP net income per diluted share	$0.13	$0.08

Shares used in GAAP and Non-GAAP per diluted share amounts	27,944,958	27,413,681

(1)	During the quarter ended January 31, 2009, we recorded a gain in the amount of $0.3 million in connection with shares of common stock that we have agreed to issue in settlement of a class action securities litigation against the Company. The gain represented the decrease in fair value, during the quarter, of the common stock expected to be distributed when the settlement becomes effective. During the quarter ended January 31, 2009, we reduced a charge of $0.1 million in connection with shares of common stock and cash that we have agreed to issue under the terms of an amended settlement agreement. The charge equals the change in the value of shares of common stock to be issued under the amended agreement from October 31, 2008 to January 31, 2009. The value of the shares to be issued in the settlement are revalued at each balance sheet date, and a corresponding charge or credit to earnings is recorded to earnings for the amount of the change.

(2)	Represents the change in the fair value of warrants, classified as a liability. The fair value of the warrants is calculated at each balance sheet date with a corresponding charge or credit to earnings for the amount of the change in fair value.

(3)	Represents expenses recorded for stock compensation expense in accordance with SFAS 123R. The Company does not consider stock-based compensation charges when evaluating business performance and management does not consider stock-based compensation expense in evaluating its short and long-term operating plans.

(4)	In November 2008, the Company received proceeds of approximately $1.1 million from the sale of the rights to approximately $14.2 million of New Jersey state income tax operating loss carryforwards, under the Technology Business Tax Certificate Program administered by the New Jersey Economic DevelopmentAuthority. The amount represents utilization of approximately 34% of the $41.0 million of net operating loss carryforwards available to the company in the state of New Jersey, prior to the transfer. The amount has been recorded as an income tax benefit during the quarter ended January 31, 2009.